                                                                     EXHIBIT 4.2

                                    LOAN AGREEMENT




THIS LOAN AGREEMENT (this "Agreement") dated 12/23/93 is entered into by and between ARDEN GROUP, INC., a Delaware Corporation ("Borrower"), and UNION BANK, a California banking corporation ("Bank"), and sets forth the terms and conditions upon which Bank will extend to Borrower the credit facilities outlined below (collectively, the "Credit") in the aggregate principal amount of Nine Million Dollars ($9,000,000) (the "Credit Commitment").

This Agreement supersedes all prior loan agreements previously entered into between Borrower and Bank.

1.  DEFINITIONS

    As used herein, capitalized terms shall have the respective meanings set forth below or set forth in the Section or Subsection defining such terms:

    "AFFILIATE" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, five percent (5%) or more of the stock having ordinary voting power in the election or directors of such Person, (b) each Person that controls, is controlled by is or under common control with such Person or any Affiliate of such Person and (c) each of such Person's officers, directors, joint ventures and partners; provided, however, that in no case shall Bank be deemed to be an Affiliate of Borrower for purposes of this Agreement. For the purpose of this definition, "control" of a Person means the ability, directly or indirectly, to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

    "BANKING DAY" shall mean a day other than a Saturday, a Sunday, or a day on which commercial banks in the State of California are authorized or required by law to close.

    "BANK EXPENSES" shall mean all costs or expenses paid or advanced by Bank which are required to be paid by Borrower under this Agreement or any of the other Loan Documents; taxes and insurance premiums of every nature and kind of Borrower paid by Bank; appraisal, filing, recording, documentation, publication and search fees paid or incurred by Bank to correct any default or enforce any provision of this Agreement or any other Loan Document, or in gaining possession of, maintaining, handling, preserving, storing, shipping, appraising, selling, preparing for sale and/or advertising to sell the Collateral, whether or not a sale is consummated; costs and expenses of suit or arbitration proceeding incurred by Bank in enforcing or defending this Agreement or any other Loan Document, or any portion thereof, and reasonable attorneys' fees and expenses incurred by Bank in advising, structuring, drafting, reviewing, amending, terminating, enforcing, defending or concerning this Agreement or any other Loan Document, or any portion thereof, whether or not suit is brought, such attorneys' fees to include the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff. All Bank Expenses paid or incurred by Bank shall be considered to be, and shall become a part of the Credit and be secured by the Collateral, are payable upon demand, and if not reimbursed, shall immediately thereafter bear interest, together with all other amounts to be paid by Borrower pursuant hereto at the Default Rate of Interest (as such term is defined in the Notes). Notwithstanding the foregoing Borrower shall not be required to reimburse Bank for any attorney's fees incurred in connection with the initial structuring and documentation of this Agreement.

    "BANK'S LENDING OFFICE" shall have the meaning set forth in Section 2.1A hereof.

    "CREDIT" and "CREDIT COMMITMENT" shall have the meaning set forth in the introductory paragraph hereof.

    "DEFAULT" shall have the meaning given to that term in Section 8 hereof.

    "EVENT OF DEFAULT" shall mean a "Default".

    "FINANCIAL STATEMENTS" shall mean, with respect to any accounting period of any Person, statements of income and of changes in financial position of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP. "Financial Statements" shall include the notes and schedules thereto.

    "GAAP" shall have the meaning set forth in Section 9.1 hereof.

    "GUARANTORS" and "GUARANTOR" shall mean, respectively, (a) Arden-Mayfair, Gelson's Markets, and Telautograph and (b) any one of such Guarantors.

    "GUARANTIES" shall mean those certain Continuing Guaranties dated as of ____________________________, executed by Guarantors, pursuant to which Guarantors shall guarantee the payment by Borrower of the Obligations.

    "INDEBTEDNESS" shall mean and include, with respect to any Person, all items of indebtedness which, in accordance with GAAP, would be included in determining liabilities as shown on the liability side of the Financial Statement of such Person as of the date on which indebtedness is to be determined and shall also include all indebtedness and liabilities or others assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable (other than by endorsement or instruments in course of collection) whether by reason of any agreement to acquire indebtedness or to supply or advance funds or otherwise.

    "INSOLVENCY PROCEEDING" shall mean and include any proceeding commended by or against Borrower, or any other Person or entity, under any provision of the federal Bankruptcy Code, as amended, or under any other applicable federal, state or foreign bankruptcy, liquidation, conservatorship, insolvency, reorganization, dissolution, arrangement, composition, readjustment or debt or similar debtor relief laws from time to time in effect and affecting the rights of creditors generally, including, but not limited to, assignments for the benefit of creditors, moratoriums, compositions or extensions with some or all creditors, or the appointment of a receiver, liquidator, custodian or trustee.

    "LOAN DOCUMENTS" shall mean and include this Agreement, the Revolving Note, the Guaranties, and all other documents, instruments and agreements delivered to Bank in connection with this Agreement.

    "LOANS" and "LOAN" shall mean, respectively (a) the loans and extensions of credit to be made by Bank to Borrower pursuant to Section 2 hereof and (b) any one such Loans.

    "NOTES" and  "NOTE" shall mean the Revolving Note.

    "NOTICE OF SBLC APPLICATION" shall have the meaning set forth in Section
2.1.1.3 hereof.

    "OBLIGATIONS" shall mean any and all indebtedness, liabilities and obligations of the Borrower to Bank and to its successors and assigns, previously, now or hereafter incurred, and howsoever evidenced, whether direct or indirect, absolute or contingent, joint or several, liquidated or unliquidated, voluntary or involuntary, due or not due, legal or equitable, whether incurred before, during or after any Insolvency Proceeding, and whether recovery thereof is or becomes barred by a statute of limitations or is or becomes otherwise unenforceable or unallowable as claims in any Insolvency Proceeding, together with all interest thereupon (including all interest accruing during the pendency of an Insolvency Proceeding), and all Bank Expenses (as defined above). The Obligations shall include, without limiting the generality of the foregoing, all indebtedness evidenced by the Loan Documents.

    "PERSON" shall mean any natural person, corporation, partnership, firm, association, government, governmental agency, court or any other entity.

    "POTENTIAL DEFAULT" shall mean any event, condition, act or occurrence which with the giving of notice or the passage of time or both would constitute a Default hereunder.

    "REFERENCE RATE" shall mean the per annum rate publicly announced by Bank from time to time at its corporate headquarters as its "reference Rate". The Reference Rate is determined by Bank from time to time as a means of pricing credit extensions to some customers and is neither directly tied to any external rate of interest or index nor necesarily the lowest rate of interest charged by Bank at any given time for any particular class of customers or credit extensions.

    "REVOLVING TERMINATION DATE" "REVOLVING LOAN" "REVOLVING LOANS" "REVOLVING NOTE" "REVOLVING COMMITMENT" shall have the meaning set forth in Section 2.1 hereof.

    "SBLC" "SBLSs" "SBLC AGREEMENT" "SBLC SUBFACILITY" shall have the meaning set forth in Section 2.1.1 hereof.

    "SUBSIDIARY" shall mean any corporation, more than fifty percent (50%) of the outstanding voting stock of which is directly or indirectly owned by Borrower, or by one or more of its Subsidiaries, or by Borrower and one or more of its Subsidiaries, and "SUBSIDIARIES" shall mean two or more of such corporations.

                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

2.  THE CREDIT

    2.1  REVOLVING COMMITMENT

         A. TERMS. Subject to the terms and conditions hereof, between the date of this Agreement and November 25, 1994, (the Revolving Termination Date"), so long as no Default or Potential Default has occurred and is continuing, Bank shall extend to Borrower such loans (each a "Revolving Loan" and collectively the "Revolving Loans") as Borrower may request from time to time in an aggregate unpaid principal amount not exceeding at any one time NINE MILLION DOLLARS ($9,000,000) (the "Revolving Commitment"). Within the limits of time and amount set forth in this Section 2.1, Borrower may borrow, repay and reborrow all or part of the Revolving Loans in integrals or not less than Fifty Thousand Dollars ($50,000) upon, in the case of borrowing, giving Bank the notice set forth below of the amount it intends to borrow. Borrower authorizes Bank to make Revolving Loans based upon telephonic notice or upon such other instructions as Bank receives from anyone purporting to be an authorized representative of Borrower, received within the times stipulated in the revolving Note. Such notice shall be given to any of Bank's commercial banking officers at Bank's Long Beach Regional Office ("Bank's Lending Office") and shall be irrevocable.

    (1) The unpaid principal of and accrued interest of the Revolving Loans shall become immediately due and payable in full on the Revolving Termination Date.

    (2) Unless otherwise directed by Borrower in the disbursement instructions for a particular Revolving Loan, Bank will disburse all Revolving Loan proceeds by crediting Borrower's general depository account number 29020-3056 (or successor account) at Bank's Lending Office. Borrower agrees to use the proceeds of the Revolving Loans only for short term working capital purposes.

    B. REVOLVING NOTE. The Revolving Loans shall be evidenced by, bear interest at the rate(s) provided for in, and be payable or prepayable, as the case may be, in accordance with the terms of a promissory note in form and substance satisfactory to, and issued by Borrower in favor of, Bank (the "Revolving Note"). Borrower's obligations with respect to each Revolving Loan, the interest rate(s) applicable to such Revolving Loan (and if a fixed rate, the period for which the fixed rate is applicable), and the date such Revolving Loan was made and payments thereon received by Bank shall be evidenced by entries made by Bank in its books and records or on a schedule on the back of or affixed to the Revolving Note, which entries shall constitute PRIMA FACIE evidence of
the matters noted.   Bank's failure to make such entries, however, shall not
affect, impair or diminish Borrower's obligation to repay the Revolving Loans, together with interest as provided for in the Revolving Note.

    2.1.1     THE SBLC SUBFACILITY

         2.1.1.1 AVAILABILITY. As a subfacility of the Revolving Loan and upon the request of Borrower made at any time and from time to time during the terms of this Agreement, and so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, Bank shall make available to Borrower a line of credit (the "SBLC Subfacility") not to exceed in aggregate principal amount at any one time outstanding the sum of FIVE MILLION DOLLARS ($5,000,000) for the issuance by Bank of irrevocable standby letters of credit (individually, a "SBLC" and collectively, the SBLCs").

         2.1.1.2 TERMS FOR ISSUANCES OF SBLCs. SBLCs shall be issued for the purpose of providing credit enhancement to Borrower's ordinary and usual contractual obligations to third parties. NO SBLC SHALL EXPIRE BEYOND ONE YEAR AFTER THE REVOLVING LOAN MATURITY DATE. Each SBLC issued hereunder shall reduce, dollar for dollar, the total availability under the Revolving Commitment. All SBLCs issued hereunder shall comply with the Bank's policies and procedures for issuance of SBLCs, shall be issued on such terms and conditions as are acceptable to Bank, and shall be documented on the Bank's standard form of SBLC application and reimbursement agreement ("SBLC Agreement") set forth in EXHIBIT "B" hereto. The terms and conditions of such SBLC Agreement shall be supplemental to the terms and conditions hereof, except to the controlling extent of any inconsistencies, in which case the terms and conditions of such SBLC Agreement shall prevail. However, notwithstanding any inconsistency with the terms of such SBLC Agreement, any SBLC drawing not reimbursed by Borrower on or before the date such reimbursement is due (unless financed pursuant to Paragraph 2.1.1.5 below) shall thereafter, at Bank's option, bear interest at the Default Rate of Interest as stipulated in the Revolving Note.

         2.1.1.3 NOTICE OF SBLC APPLICATION. Borrower may request Bank to issue a SBLC by an irrevocable written notice ("Notice of SBLC Application") delivered to the Bank's Lending Office no later than one p.m. at least one (1) Banking day before the date of the requested SBLC issuance.

         2.1.1.4 FEES. As a condition precedent to the Bank's issuance of a SBLC hereunder, Borrower shall pay to Bank, in immediately available funds, a issuance fee equal to three quarter percentage points (75%), PER ANNUM, of the face amount of such requested SBLC. Borrower shall also pay to Bank, if and when the same would be payable under the Bank's standard operating procedures, any amendment, cancellation or other similar fees which may be or become payable with respect to, and shall reimburse the Bank on demand for all of its out-of-pocket costs and expenses not otherwise identified in this Subparagraph incurred in connection with, each SBLC. All such fees shall be computed and paid at the Bank's rates therefore prevailing at the time such fees are incurred. All SBLC fees may be charged when owed against any of Borrower's deposit accounts with Bank.

         2.1.1.5 REIMBURSEMENT. Borrower agrees that on the date the same becomes due, or on such earlier date as may be required pursuant to other provisions of this Agreement or of the applicable SBLC Agreement, it will provide the Bank with funds to meet all disbursements and payments of any kind and character, together with interest (if any), fees, commissions and charges, which the Bank has or will pay, become liable for or become entitled under or in relation to any given SBLC or the draft or drafts drawn thereunder; PROVIDED, HOWEVER, that prior to the Revolving Loan Maturity Date, to the extent availability shall exist under the Revolving Commitment and so long as no Event of Default of Potential Default shall have occurred and be continuing, Borrower shall have the option to finance all or any part of the reimbursement obligation arising in connection with any draft drawn or demand made under a SBLC through a drawing under the Revolving Commitment.

    2.2 Prepayment of the Credit. The Credit may be prepaid in whole or in part only in accordance with the terms of the Note evidencing the part of the Credit to be prepaid. Bank's determination as to any amount (in addition to principal prepaid plus accrued interest thereon as of the date of the prepayment) which is required as a result of any such prepayment shall be binding on Borrower. Principal sums prepaid will be applied to those installments, if any, scheduled to repay the outstanding principal balance of that portion of the Credit to be prepaid in inverse order of maturity, but shall not postpone the due date or change the amount of any subsequent principal installment unless Bank shall otherwise agree in writing.

    2.3 Interest Calculation Factors. Any payment required hereunder to be made on any day which is not a Banking Day shall fall due on the next succeeding day which is a Banking Day, unless such payment date would fall into another calendar month, in which case it shall fall due on the next preceding day which is a Banking Day, and such extension or contraction shall be taken into account in the computation of any interest, fees or other amounts due. All interest calculations under this Agreement shall be based on actual days elapsed over a 360-day year.

    2.4. Credit for Payments. Bank's receipt of any check or other payment on the Credit, other than a check drawn on Bank itself, shall not be considered as a payment received until the check is honored; and Bank may delay the crediting of such payments according to its schedule of funds availability. All payments on the Credit shall be made in United States Dollars.

    2.5 Bank's Right to Charge Account. Borrower authorizes Bank (irrevocable until the Credit is paid in full and Bank's commitment to extend Credit hereunder is terminated) from time to time to charge against any deposit account maintained by Borrower with Bank amounts due in respect of Borrower's Obligations under this Agreement which are not secured by real property and which are not promptly paid when due; provided that Bank shall not have any obligation to charge past due payments against any such deposit account.

2.6 Intentially Deleted

3.  CONDITIONS PRECEDENT

    3.1 TO INITIAL EXTENSION OF CREDIT. Before the initial use of the Credit, Bank must have received all of the following, each of which must be in form and substance satisfactory to Bank:

         A. NOTES. An original, duly executed Revolving Note required pursuant to Section 2B prior to the initial funding of the part of the Credit evidenced thereby.

         B. EVIDENCE OF AUTHORITY. Evidence that the execution, delivery and performance by Borrower of this Agreement and the execution, delivery and performance by

Borrower and any pledgor, guarantor or subordinating creditor or other Person (who is not an individual) executing Loan Documents required in connection with the Credit have been duly authorized, together with incumbency certificates for such Persons.

         C. ARTICLES OF INCORPORATION. A copy of the articles of incorporation of Borrower (if a corporation), and of any corporate guarantor, pledgor or subordinating creditor, certified as true, current, complete and correct by the secretary of such corporation(s).

         D. FICTITIOUS BUSINESS NAMES. Copies of any and all filings or registrations regarding fictitious business names, dba's, trade styles or other names under which Borrower may be doing business or holding title to real or personal property.

         E. CERTIFICATES OF GOOD STANDING. If Borrower is a corporation, a certificate showing that Borrower is in good standing under the laws of the state of its incorporation and certificates indicating that Borrower has qualified to transact business and is in good standing in any other state in which it conducts business and is required to be so qualified.

         F. GUARANTIES. The Guaranties, duly executed by Guarantors. Each Guaranty shall be in a form acceptable to Bank and in an amount equal to Nine Million Dollars ($9,000,000).

         G. BORROWER'S FINANCIAL STATEMENT. A copy of Borrower's (audited) Financial Statement for the fiscal year ended January 3, 1993.

         H. OTHER DOCUMENTS. The Loan documents and such additional original, duly executed documentation which Bank shall reasonably consider necessary or desirable in connection with the Credit.

         I. NO ADVERSE CHANGE. If required by Bank, evidence that since the submission to Bank of Borrower's most recent Financial Statement and the Financial Statement of each Guarantor, there has been no adverse change in the financial or business condition or operations of Borrower OR OF ANY GUARANTOR sufficient to materially impair Borrower's ability to pay its Obligations to Bank OR ANY GUARANTOR'S ABILITY TO HONOR ITS GUARANTY.

    3.2 TO ALL SUBSEQUENT EXTENSIONS OF CREDIT. Before Bank is obligated to permit use of the Credit subsequent to the initial use, each of the following shall be true and correct:

         A. REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement shall be true, complete and accurate as of the date made (or deemed made in the case of each request for any utilization of the Credit hereunder).

         B. NO DEFAULT. No Default or Potential Default shall have occurred and be continuing, or shall exist after giving effect to such request for use of the Credit.

         C. LOAN DOCUMENTS. Each of the Loan Documents shall remain unrevoked and otherwise in full force and effect.

4.  REPRESENTATIONS AND WARRANTIES

    4.1 GENERAL REPRESENTATIONS. Borrower represents and warrants that, and each request for use of the Credit shall be deemed Borrower's representation and warranty made on the date of such request that:

         A. DUE INCORPORATION, QUALIFICATION, ETC. Borrower and each of its Subsidiaries (i) are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation; (ii) have the power and authority to own their property and carry on their businesses as now being conducted; and (iii) are duly qualified and in good standing as foreign corporations in each jurisdiction where the failure to qualify would have a material adverse effect on their condition or operations (financial or otherwise).

         B. AUTHORITY. The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents are within the corporate power of Borrower, have been duly authorized by all necessary corporate action, do not require any registration with, consent or approval of , license or permit from, or notice to any Person, do not contravene any law, rule or regulation, any order, writ, decree or judgment of any Person, or Borrower's articles of incorporation or bylaws, do not violate or constitute a default under any mortgage, indenture, lease, contract or other agreement or instrument binding upon Borrower or any Subsidiary, and will not result in or require the creation of any lien on the property, assets or revenue of Borrower or any Subsidiary (except such liens as may be created in favor of Bank pursuant to this Agreement).

         C. ENFORCEABILITY. This Agreement and the other Loan Documents executed by Borrower when executed will constitute legal, valid and binding obligations of Borrower, enforceable against it in accordance with their terms except, in each case, as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights and general principles of equity.

         D. COMPLIANCE WITH LAWS, OTHER AGREEMENTS, ETC.. Neither Borrower nor any Subsidiary is in violation or default with respect to any applicable laws, rules, or regulations which materially affect the operations or condition (financial or otherwise) of Borrower nor are they, or any of them, in violation of or in default with respect to any order, writ, decree or judgment of any Person or in violation of or default under (nor is there any waiver in effect which, if not in effect, would result in a violation or default) any mortgage, indenture, lease, contract or other agreement or instrument binding upon Borrower or any Subsidiary, where such violation or default might have a material adverse effect on the operations or condition (financial or otherwise) of Borrower.

         E. LITIGATION. Except as set forth (with estimates of the dollar amounts involved) in a schedule previously furnished by Borrower to Bank, no litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings are pending, or, to the knowledge of Borrower, threatened against Borrower or any Subsidiary which would, if adversely determined, have a material adverse effect on the operations or condition (financial or otherwise) of Borrower, or otherwise result in liability in excess of $750,000, whether singularly or in the aggregate, excluding any ordinary course tort claims within Borrower's insurance limits (including self insured retentions).

         F. TITLE. Borrower and each Subsidiary have good and marketable fee title to the assets and properties reflected in the Financial Statements (except those assets and properties disposed of in the ordinary course of business since the date of such Financial Statements) and all assets and properties acquired by it since such date (except those dispose of in the ordinary course of business). Such assets and properties are subject to no mortgage, pledge, encumbrance, lien or charge of any kind, other than in favor of Bank.

         G.   FINANCIAL STATEMENTS.  The audited Financial Statement of
Borrower as at January 3, 1993, and any subsequent Financial Statements which have been furnished to Bank, have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and accurately present the financial condition of Borrower as at their respective dates and the results of operations for the fiscal year period or portion thereof then ended. Since the date of the most recent Financial Statement furnished to Bank, there has been no material adverse change in the operations or condition (financial or otherwise) of Borrower.

         H. SUBSIDIARIES. Exhibit A hereto is a complete and accurate list of all Subsidiaries, showing as of the date of this Agreement as to each such Subsidiary the jurisdiction of its incorporation and the proportionate ownership by Borrower, whether direct or indirect, of its voting stock. Except as therein set forth, Borrower directly or indirectly owns, free and clear of all liens, charges and encumbrances, all the outstanding shares of each such Subsidiary, and all shares are validly issued, fully paid and nonassessable.

         I. ERISA. Each pension, profit-sharing or other employee benefit plan maintained by Borrower and each Subsidiary (individually, a "Plan") is in material compliance with the Employee Retirement Income Security Act ("ERISA"), the Internal Revenue code, and all applicable rules and regulations promulgated thereunder, and Borrower has filed or caused to be filed all material reports required to be filed by ERISA.

         J. OTHER REGULATIONS. Neither Borrower nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or to any Federal or state statute or regulation limiting its ability to incur Indebtedness.

         K. PATENT AND OTHER RIGHTS. Borrower and each Subsidiary possess or have the right to use all patents, licenses, trademarks, trade names, trade secrets, service marks, copyrights and all rights with respect thereto, which are required to conduct their businesses as now conducted, without known conflict with the rights of others which would materially affect such businesses.

         L. TAXES. Borrower has filed or caused to be filed all tax returns which are required to be filed by it and each Subsidiary pursuant to the laws, regulations and orders of each Person with taxing power over Borrower and such subsidiary and the assets thereof. Borrower and each Subsidiary have paid, or made provision for the payment of, all taxes, assessments, fees and other governmental charges which have or may have become due pursuant to said returns, or otherwise, or pursuant to any assessment received by Borrower or such Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided. Federal income tax returns of Borrower have been audited by and settled with the Internal Revenue Service or the statute of limitations has expired for all years to and including fiscal year ended January 3, 1993, and the results of such settlement are properly reflected in the Financial Statement referred to hereinabove.

         M. MARGIN STOCK. Borrower is not engaged in the business of extending credit for the purpose of, and no part of the Credit will be used for, purchasing or carrying margin stock within the meaning of Federal Reserve Board Regulation U, or to extend credit to others for the purpose of purchasing or carrying any margin stock.

         N. LABOR RELATIONS. Borrower is not a party to a collective bargaining agreement or similar agreement, and Borrower is in compliance in all material respects with all applicable state and federal laws respecting employment and employment practices, terms and conditions of employment, wages and hours and other laws related to employment of its employees, and there are no arrears in the payment of wages, withholding or social security taxes, unemployment insurance premiums or other similar obligations of Borrower or for which Borrower may be responsible other than in the ordinary course of business. There is no strike, work stoppage or labor dispute with any union or group of employees pending or overtly threatened involving Borrower that would have a material adverse effect on its business, operations or condition (financial or otherwise).

         O. OTHER CREDITORS. Except for trade payables arising in the ordinary course of Borrower's business and except as disclosed in the Financial Statement, Borrower does not have (i) any obligation or liability (including, without limitation, pending litigation) which would materially and adversely affect its business operations or the Collateral, (ii) any Indebtedness other than the Credit, a $3,000,000 Line of Credit with City National Bank and a $1,200,000 Standby Letter of Credit Line with Sanwa Bank or (iii) any obligation under any guaranty of any obligations of any other Person.

         P.   COMPLIANCE WITH ZONING ORDINANCES AND ENVIRONMENTAL LAWS.
Borrower and Borrower's business premises presently comply with, and will in the future comply fully with, all applicable laws, and all permits and approvals issued thereunder, affecting Borrower's business and business premises, the operation of Borrower's business and business premises and the intended occupancy, use and enjoyment of Borrower's business premises, including, but not limited to, all applicable subdivisions laws, licenses and permits, building codes, zoning ordinances, environmental protection laws, flood disaster laws, and all laws pertaining to industrial hygiene and the environmental conditions on, under or about Borrower's business premises, including but not limited to, soil and groundwater condition.
Borrower does not presently, and will not in the future, use, store, manufacture, generate, transport to or from, or dispose of any toxic substances hazardous materials, hazardous waste, radioactive materials, flammable explosives or related materials on or in connection with Borrower's business premises or the business of Borrower on its business premises, except such materials as are presently used and as are ordinarily and customarily used in the operation of: retail supermarkets, and then only in material compliance with all applicable laws and permits. Borrower does not presently, and will not in the future, permit any lessee or sublessee on its business premises to use, store, manufacture, generate, transport to or from, or dispose of any toxic substances, hazardous materials, hazardous waste, radioactive material, flammable explosives or related materials on or in connection with Borrower's business premises or the business of such lessee or sublessee on Borrower's business premises, except such materials as are presently used and as are ordinarily and customarily used in the operation of: retail supermarkets, and then only in full and complete compliance with all applicable laws and permits. (The terms "toxic substances," "hazardous materials" and hazardous waste" shall include, but not be limited to, such substances, materials and waste which are or become regulated under applicable laws or which are classified as hazardous or toxic under applicable laws). Borrower shall not seek, make or consent to any change in the zoning, conditions of use, or any other applicable land use permits, approvals or regulations pertaining to Borrower's business premises, or any portion thereof, which would constitute a violation of the representations and warranties herein contained, or would change the nature of the use or occupancy of Borrower's business premises.

         Q. NO DEFAULT. There has not occurred and does not exist any Default or Potential Default; nor would a Default or Potential Default exist after giving effect to any request by Borrower for use of the Credit.

         R. NO CONVICTIONS. None of the officers and/or directors of Borrower has ever been convicted of a felony or other crime involving fraud or moral turpitude.

         S. FULL DISCLOSURE. There is no fact, occurrence or circumstance which Borrower has not disclosed in writing to Bank which has, or could reasonably be expected have, a material adverse effect on Borrower's ability to perform under this Agreement or to pay any of its Obligations when due.

    4.2  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.   All representations and
warranties contained in this Agreement and the other Loan Documents shall survive the termination of this Agreement and Bank may rely thereon notwithstanding any information possessed by Bank or any investigation made by Bank or on behalf of Bank. Borrower acknowledges that its warranties in this Agreement are material and are automatically deemed repeated with each request for Credit hereunder, and shall be cumulative and in addition to any and all other warranties of Borrower at any time made to Bank.

5.  AFFIRMATIVE COVENANTS

    Until the Credit and all other sums payable under this Agreement and the other Loan documents required by Bank in connection herewith have been paid in full, and Bank shall have no obligation to permit further use of the Credit, Borrower agrees to:

    5.1 CURRENT RATIO. At all times maintain a ratio of Current Assets to Current Liabilities of at least 1.0 to 1.0. "Current Assets" means cash and other assets reasonably expected to be realized by Borrower in cash, within one year OR DURING THE OPERATING CYCLE OF THE BUSINESS OF BORROWER, WHICHEVER IS LONGER. "Current Liabilities" means Indebtedness of Borrower INCLUDING OBLIGATIONS HEREUNDER the liquidation of which is reasonably expected to require the use of existing resources classified as Current Assets, or the creation of other Current Liabilities.

    5.2 TANGIBLE NET WORTH. At all times maintain Tangible Net Worth of at least Forty Seven Million Five Hundred Thousand Dollars ($47, 500,000). "Tangible Net Worth" means Borrower's net worth increased by Debt subordinated to Bank (in a manner Bank has approved in writing) and decreased by the following: patents, licenses, trademarks, goodwill, other intangible assets, organizational expenses, security deposits, prepaid costs and expenses, and moneys due from officers, directors and/or shareholders.

    5.3 DEBT TO NET WORTH. At all times maintain a ration of total Indebtedness to Tangible Net Worth of not more than 1.75 to 1.0.

    5.4 PROFITABILITY. At every six month period maintain a positive operating profit and net profit.

    5.5 NOTICE. Give prompt written notice to Bank within not more than five days after the event of:

         (A) Each litigation or other supervised proceeding affecting Borrower, any Subsidiary or any Guarantor, where the amount involved (singularly or in the aggregate) is Seven Hundred Fifty Thousand Dollars ($750,000) or more, excluding any ordinary course tort claims within Borrower's insurance limits (including self insured retentions);

         (B) Any material dispute, claim or other action which may exist between Borrower or any Subsidiary and any governmental regulatory body, environmental agency or law enforcement authority;

         (C)  Any Default or Potential Default;

         (D) Any other matter which has resulted or might result in a material adverse change in Borrower's, any Subsidiary's or any Guarantor's financial condition or assets;

         (E) Any change in Borrower's name (including the adoption of a new fictitious name) or principal place of business, or in the location of any Collateral.

    5.6 QUARTERLY FINANCIAL STATEMENT. Furnish to Bank, within 60 days after the close of each of its fiscal quarters, its Consolidated Financial Statement as of the close of such fiscal quarter prepared in accordance with GAAP and certified by Borrower's chief financial officer.

    5.7 ANNUAL FINANCIAL STATEMENT. Furnish to Bank, within 120 days after the close of each fiscal year, a copy of its Consolidated Financial Statement for such fiscal year prepared on an audited basis in accordance with GAAP, by an independent certified public accountant selected by Borrower and reasonably satisfactory to Bank.

    5.8 NO DEFAULT CERTIFICATE. Furnish to bank, simultaneously with the delivery of the Financial Statement required above, a certificate of Borrower's president or chief financial officer certifying that Borrower has performed and observed each covenant contained in this Agreement and in the other Loan Documents to be performed by it, and that no Default or Potential Default has occurred. In the event that such certification cannot be made, then Borrower's president or chief financial officer shall deliver to Bank a report setting forth the details of such Default or Potential Default and the action which Borrower is taking or proposes to take with respect thereto, and also containing a brief summary from the chief financial officer of the business and financial condition of Borrower.

    5.9 OTHER REPORTS. Furnish to Bank, upon its request, copies of such other Financial Statements and reports of Borrower and any Subsidiary as Bank nay deem desirable, including, without limitation, any audit reports submitted to Borrower by its independent accountants, any proxy statements, financial statements and reports as Borrower sends to its shareholders or partners, as the case may be, and any reports filed with the Securities and Exchange Commission, the Internal Revenue Service, or any other local, state or Federal government office.

    5.10 PAYMENT OF OBLIGATIONS. Pay and discharge when due all Indebtedness, and all liens, charges, taxes, assessments, governmental charges or levies, and any other lawful charges which, if unpaid, could become a lien upon any property of Borrower, except such liens or taxes as may be contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse effect upon Borrower's financial condition or the loss of any right or redemption from any sale of its assets, and with respect to which Borrower maintains reserves in conformity with GAAP.

The foregoing shall apply to each Subsidiary, and Borrower shall so ensure compliance by each thereof.

    5.11 COMPLIANCE WITH LAWS, ETC. At all times comply with, or cause to be complied with, all laws, statutes, rules, regulations, orders and directions of any governmental authority having jurisdiction over Borrower or its assets. The foregoing shall apply to each Subsidiary, and Borrower shall so ensure compliance by each thereof.

    5.12 MAINTENANCE OF PHYSICAL ASSETS AND FRANCHISES. Maintain and preserve all its rights, privileges and franchises now enjoyed; conduct its business in an orderly, efficient and customary manner; keep all its properties, equipment and facilities in good working order and condition, and from time to time make all needed repairs, renewals or replacements so that the efficiency of its properties shall be fully maintained and preserved and if Borrower is a corporation or partnership, maintain its existence as such. The foregoing shall apply to each Subsidiary, and Borrower shall so ensure compliance by each thereof.

    5.13 INSURANCE.

         (a) Keep, at its expense, all of its insurable property insured by responsible insurance companies approved by Bank at the appraised values of such property against fire and such other hazards and risks, and with such loss deductible amounts, as are customarily carried by businesses with similar properties in Borrower's line of business; and maintain adequate public liability, business interruption and worker's compensation insurance with responsible insurance carriers as is maintained by such businesses.

    5.14 RECORDS AND AUDITS. Maintain complete, true and correct books, accounts and records and prepare all Financial Statements required hereunder in accordance with GAAP, and in compliance with the regulations of any governmental regulatory body having jurisdiction over Borrower or its business and permit employees or agents of Bank at any reasonable time to inspect Borrower's properties, and to examine or audit Borrower's books, accounts and records and make copies, extracts and memoranda thereof, and reimburse Bank for the reasonable costs thereof. The foregoing shall apply to each Subsidiary, and Borrower shall so ensure compliance by each thereof.

    5.15 ERISA. Borrower will, and will cause each Subsidiary to (a) comply with the minimum funding requirements of ERISA for each Plan, (b) file all material reports with respect to each Plan required to be filed by ERISA, the Internal Revenue Code and all applicable rules and regulations promulgated thereunder, and (c) otherwise maintain each Plan in material compliance with ERISA, the Internal Revenue Code, and such rules and regulations.

    5.16 REPORTS FROM GUARANTORS. Cause each Guarantor to deliver to Bank, at the time required to be filed with the Internal Revenue Service, (a) a complete and correct copy of such Guarantor's federal and state income tax returns and (b) a copy of such Guarantor's Financial Statement as at the end of the fiscal year covered by such returns.

    5.17 FURTHER ASSURANCES. Promptly upon demand by Bank, at Borrower's sole expense, take such further action and execute and delivery such additional agreements and instruments and other documents in connection with this Agreement as Bank reasonably considers necessary for carrying out the intention of facilitating the performance of the terms of this Agreement and the other Loan Documents, or for assuring the validity of any security interest provided for therein and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

    5.18 COMPLIANCE WITH FICTITIOUS NAME STATUTES. At all times remain in compliance, and cause each Subsidiary to remain in compliance, with the requirements of California fictitious name statutes.

6.  NEGATIVE COVENANTS

    Until the Credit and all other sums payable under this Agreement and the other Loan Documents required by Bank in connection herewith have been paid in full, and Bank shall have no obligation to permit further use of the Credit hereunder, Borrower agrees NOT to:

    6.1 LOANS/ADVANCES/GUARANTIES. Except as herein provided, or in the ordinary course of business as currently conducted, make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner, or otherwise extend credit or become directly or contingently liable for the obligations of another, except for the endorsement of negotiable instrument for deposits or collection in the ordinary and normal course of Borrower's business.

    6.2 OTHER INDEBTEDNESS. Sell or discount any of its accounts or notes receivable or other evidence of Indebtedness owed to it except to Bank; borrow any money, incur, assume or permit to exist, directly or indirectly, any liabilities for borrowed money, or prepay any existing Indebtedness owing to any Person, except (a) Obligations to Bank, (b) obligations currently shown on Borrower's Financial Statement referred to in Section 4.1 (G), (c) trade debt incurred in the ordinary course of business, (d) a $3,000,000 Line of Credit with City National Bank and a $1,200,000 Standby Letter of Credit Line with Sanwa Bank, and (e) pursuant to written agreements made with and approved by Bank.

    6.3  CORPORATE NAME, LOCATION AND STRUCTURE.  Without giving Bank thirty
(30) days' prior written notice, (a) change its name, taxpayer identification number, identity or business structure or add any new fictitious name or (b) relocate its chief executive office or principal place of business; with Bank's prior written consent, make any change in its financial structure or in any of its business operations which would adversely affect its ability to repay its obligations.

    6.4 DISPOSAL OR RELOCATION OF ASSETS. Other than in the ordinary course of Borrower's business, sell, assign, lease or otherwise dispose of , move, relocate or transfer, whether by sale or otherwise, any of Borrower's assets.

    6.5 LIQUIDATION OR MERGER. Without Bank's prior written consent, liquidate, dissolve, enter into any consolidation, merger, reorganization, recapitalization, partnership or other combination; or convey, sell or lease all or any part of its assets or stock; or purchase or lease all or any part of the assets or stock of another.

    6.6 NONRELATED BUSINESS ACTIVITIES. Enter into any material contract, lease, indenture or other agreement except in the ordinary course of its business as presently conducted; or engage in any business activity or operation substantially different from or unrelated to present business activities and operations; or make any substantial change in the character or manner of conduct of its business.

    6.7 ACCOUNTING METHODS. Without thirty (30) days' prior written notice to Bank, (a) modify its methods of accounting or (b) enter into, modify or terminate any agreement presently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Bank with information regarding the Collateral or Borrower's financial condition.

    6.8 TRANSACTIONS WITH AFFILIATES. Directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of five percent (5%) or more of any class of equity securities of Borrower or with any Affiliate of Borrower on terms that are less favorable to Borrower or its Affiliates, as the case may be, than those terms which might be obtained at the time from third parties, or otherwise not obtained through good faith negotiation on an arm's length basis.

7.  EVENTS OF DEFAULT

    The occurrence of any of the following events (each a "Default") shall permit Bank, at its option, to exercise all rights available to it under this Agreement and the other Loan Documents and under applicable law, including without limitation to the right to (i) terminate any obligation of Bank to make further Credit available hereunder; and (ii) declare all sums of interest and principal outstanding under this Agreement and of each other Obligation of Borrower to Bank immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment of dishonor, or other notices or demands of any kind or character, all of which Borrower hereby waives. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, BANK SHALL HAVE NO DUTY TO EXTEND ANY

CREDIT TO BORROWER DURING ANY CURE PERIOD WHICH MAY BE PROVIDED FOR HEREUNDER.

    7.1 PRINCIPAL AND INTEREST PAYMENT. Borrower shall default in the due and punctual payment of the principal of, or interest on the Credit; or

    7.2 MATURING OBLIGATIONS. Borrower shall default in the due and punctual payment of any Obligations otherwise owed to Bank (whether of principal, interest, fees, taxes, reimbursement of Bank Expenses or otherwise); or

    7.3 DEFAULT UNDER OTHER AGREEMENTS. Borrower shall take or fail to take any action in contravention of the terms of any Loan Document or any other agreement, document or instrument at any time executed by Borrower which permits the holder to accelerate any Indebtedness of Borrower; or

    7.4  DEFAULT BY ANY GUARANTOR.   Any Guarantor of Borrower's Obligations to
Bank shall take or fail to take action in contravention of the terms of any agreement, document or instrument executed, or to be executed by such Guarantor and concerning a financial obligation of such Guarantor, and such default shall not have been cured within any applicable period of grace provided in such agreement or instrument (provided that during any such grace period there shall have been no acceleration of payment pursuant to such default); or

    7.5  INTENTIONALLY DELETED.

    7.6 ADVERSE REGULATORY ACTION. Any governmental regulatory authority or environmental protection agency shall take or institute action which, in the reasonable opinion of Bank, may materially and adversely affect Borrower's condition, operations or ability to repay the Obligations; or

    7.7 BREACH OF ANY REPRESENTATION OR WARRANTY. Any representation or warranty made by Borrower in any Loan Document, or in any other instrument, certificate, report or financial or other statement heretofore or hereafter furnished by Borrower or its officers or any Guarantor shall prove to be in any material respect untrue, incorrect, false, incomplete or misleading; or shall be withdrawn; or

    7.8 VIOLATION OF COVENANTS. Borrower shall fail or neglect to perform, keep or observe any term, provision, condition, covenant, agreement, warranty or representation contained in any of the Loan Documents; or

    7.9 INSOLVENCY. Borrower or any Guarantor shall fail, be unable or be unwilling to pay its debts generally as they come due; or there shall be filed by Borrower or any Guarantor any petition under the bankruptcy, reorganization, arrangement, insolvency or other debtor's relief laws, or there shall be filed against Borrower or any Guarantor any such petition, and such filing shall not be dismissed within ninety (90) days thereafter, or a receiver, trustee or liquidator shall be appointed for all or a substantial part of Borrower's or any Guarantor's assets; or Borrower or any Guarantor shall make a general assignment for the benefit of creditors; the foregoing shall also apply to any Subsidiary; or

    7.10 ATTACHMENTS AND JUDGMENTS. Any final judgment or order for the payment or money against Borrower or any Guarantor for an amount in excess of $100,000 shall be awarded by any court of competent jurisdiction, which shall not be either discharged, vacated or stayed within a period of thirty (30) days from its entry; or any notice of lien, levy or assessment, or any writ, judgment, attachment, execution or other like process in an amount in excess of $100,000 shall be issued or levied against any of Borrower's or any Guarantor's property or assets, and such writ, judgment, attachment, execution or process shall not be released, discharged, dismissed, bonded against or satisfied within twenty (20) days thereafter; the foregoing shall also apply to any Subsidiary; or

    7.11 SEIZURE OF PROPERTY. All, or such as in the opinion of Bank constitutes a substantial portion, of the property of Borrower or and Subsidiary shall be condemned, seized or appropriated; or

    7.12 SUSPENSION OF BUSINESS. Borrower or any Subsidiary shall suspend its business; or

    7.13 PENDING ACTION. Any action shall be pending against Borrower or any Guarantor (other than an action fully covered by insurance) which, if adversely determined, would substantially impair the ability of Borrower to perform any or all of its Obligations hereunder or under any of the other Loan Documents, or the ability of any Guarantor to perform its obligations under its Guaranty, unless Borrower's or such Guarantor's counsel, as the case may be, furnishes to Bank its opinion to the satisfaction of Bank and Bank's counsel that, in its judgment, the action is essentially without merit; the foregoing shall also apply to any Subsidiary; or

    7.14 REVOCATION OF GUARANTY/SUBORDINATION AGREEMENT. Any Guaranty or the Subordinating Agreement shall be breached or become ineffective, or any Guarantor or Subordinating Creditor shall revoke, disavow or attempt to terminate such Guaranty or Subordination Agreement, or any Guarantor (if an individual) shall die; or

    7.15 SALARIES AND WAGES. Borrower shall fail to pay salaries or wages when due, or fail to make timely payment or deposit of all F.I.C.A. payments and other withholding taxes required of it by applicable laws; or

    7.16 MATERIAL ADVERSE CHANGE. Any other event or condition having a material adverse effect on Borrower's, any Subsidiary's or any Guarantor's financial condition shall occur, such that Bank reasonably believes that the prospect of payment or performance by Borrower under this Agreement or any other Loan Document is materially and adversely impaired.

8.  INTERPRETATION

    8.1 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles ("GAAP") and interpretations of the American Institute of Certified Public Accountants or its successors, consistently applied, as in effect from time to time, including, without limitation, applicable statements, bulletins and interpretations issued by the Financial Accounting Standards Board and bulletins, opinions, interpretations and statements issued by the American Institute of Certified Public Accountants or its committees.

    8.2 CONSTRUCTION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meanings of the words used so as to fairly accomplish the purposes and intentions of the parties hereto. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, the singular includes the plural, the part includes the whole, "including" is not limiting, and "or" has the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of the Agreement. Article, Section, Subsection, exhibit and schedule references are to this Agreement unless otherwise specified.

    8.3 CAPTIONS. Paragraph headings, numbers and underscoring have been set forth herein for convenience only, do not define or limit the provisions hereof, and have no significance whatsoever. The order in which the paragraphs appear in the Agreement has no significance whatsoever.

    8.4 APPLICABLE LAW. The Credit and all Loan Documents required hereunder shall be deemed to have been made in the State of California, and the validity of each thereof and its construction, interpretation and enforcement shall be determined under, governed by and construed in accordance with the laws of the State of California (without reference to choice of law). Borrower consents to service of process by any means authorized by California or Federal Law. In any action brought under any or arising out of this Agreement, which is not submitted to arbitration as provided and limited in Section 9.16 below, Borrower hereby submits to the exclusive jurisdiction of any competent Federal or State court within the State of California; provided, however, that any suit seeking enforcement against any Collateral or other property may be brought, at the Bank's option, in the courts or other jurisdiction where such Collateral or other property may be found.

9.  MISCELLANEOUS

    9.1 NONWAIVER. Bank's failure to exercise, or delay in exercising, any right, remedy, power or privilege hereunder shall not operate as a waiver thereof; nor shall any single or partial exercise by Bank of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege, and no waiver whatever shall be valid unless in writing signed by Bank and then only to the extent specifically set forth in such writing.

    9.2 INUREMENT. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Borrower shall not assign the Credit or any of its rights, duties or obligations hereunder or under any other Loan Document without Bank's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment shall release Borrower or any Guarantor from their obligations to Bank. This Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

    9.3 BANK'S ASSIGNMENT/PARTICIPATIONS. Bank may at any time, without Borrower's consent, sell, assign, grant participations in or otherwise transfer to any other Person or Persons (each, a "Participant") all or part of the Obligations of Borrower outstanding under this Agreement and the other Loan Documents evidencing such Obligations, and may deliver such Loan Documents to, and may exchange financial information about the Borrower with, such Participant. Borrower hereby acknowledges and agrees that any such disposition will give rise to a direct obligation of Borrower to such Participant. Borrower hereby authorizes Bank and each Participant, upon the occurrence of a Default hereunder, to proceed directly by right of setoff, banker's lien or otherwise, against any assets of Borrower which may at the time of such default be under Bank's or such Participant's control.

    9.4 CUMULATIVE REMEDIES. Bank's rights, remedies, powers and privileges under this Agreement and the other Loan Documents required hereunder shall be cumulative. Bank shall have all other rights, remedies, power and privileges not inconsistent herewith as provided by law or in equity. No single or partial exercise by Bank of one such right, remedy, power or privilege shall be deemed an election. Bank may exercise all such remedies in any order of priority.

    9.5 AMENDMENTS. This Agreement may be amended only in writing signed by the parties hereto.

    9.6 SEVERABILITY. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

    9.7 DOCUMENTATION. All loans made by Bank under the Credit shall be evidenced by Bank's standard forms of documentation and the terms and conditions of this Agreement are supplemental to such documentation. However, in the event of any conflict between the terms of any of such documents and this Agreement, the terms of such documents shall prevail.

    9.8 MULTIPLE BORROWERS. If two or more Borrowers sign this Agreement, each will be individually obligated to repay the Bank in full, and all Borrowers will be obligated together.

    9.9  APPLICATION OF PAYMENTS.   Borrower waives the right to direct the
application of any and all payments at any time or times hereafter received by Bank on account of the Credit or of any other Obligation owed by Borrower to Bank, and Borrower agrees that Bank may apply an reapply such payments in any manner as Bank may deem advisable.

    9.10 SETOFF. Borrower hereby acknowledges and specifically grants Bank a security interest in, banker's lien upon, and right to setoff respecting any and all deposit or other accounts maintained by Borrower with Bank, whether held in a general or special account or deposited for safekeeping or otherwise, and regardless of how such account may be titled, and any other property of Borrower held in the possession or custody of Bank or its agents with the exception of any employee payroll accounts of Borrower held by Bank. Borrower further acknowledges that the exercise of setoff, if any, shall require, and only be deemed to occur upon, the affirmative action of Bank.

    9.11 WAIVERS BY BORROWER. Borrower waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, collateral received, delivered or repossessed or other action taken in reliance hereon, and all other demands and notices of any description. With respect to both Obligations and Collateral, Borrower assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of Collateral, to the addition or release of any Person primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as Bank may deem advisable. Borrower waives the right to assert any confidential relationship it may have or develop with any accounting firm or service bureau in connection with any information requested by Bank pursuant to or in accordance with this Agreement, and agrees that Bank may contact directly any such accounting firm or service bureau in order to obtain such information.

    9.12 NOTICES. Any notice or other communication provided for or allowed hereunder shall be considered to have been validly given if delivered personally, and evidenced by a receipt signed by an authorized agent or addressee, or 72 hours after being deposited in the United States mail, registered or certified, postage prepaid, return receipt requested, or 48 hours after being sent by Federal Express or other courier service, or, in the case of telecopied notice, when telecopied, receipt acknowledged, and addressed as provided below. Addresses to which notices or demands are to be given may be changed from time to time by notice served as provided herein.

    9.13 COUNTERPARTS. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement. This Agreement shall become effective upon the receipt by Bank and Borrower of executed counterparts signed by each of them.

    9.14 ENTIRE AGREEMENT. Except for Loan Documents specifically referenced herein, this Agreement constitutes the entire agreement of the parties hereto respecting the subject matter contained herein, and supersedes any prior or contemporaneous oral or written agreements, understandings, representations, warranties, negotiations, which are merged into this Agreement.

    9.15 ACKNOWLEDGMENTS.    Borrower hereby acknowledges that (a) it has been
advised by counsel of its own choosing, or has had the opportunity to consult with counsel of its own choosing, in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party, (b) it has made an independent and voluntary decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any other representation, warranty, covenant or undertaking by Bank, (c) it fully understands and is fully satisfied with each and every term of this Agreement and the other Loan Documents to which it is a party, (d) there are no representations, warranties, covenants, undertakings or agreements by the parties hereto as to this Agreement or the other Loan Documents except as specifically provided herein and therein, (e) Bank has no fiduciary obligation to Borrower with respect to any of the Loan Documents or the transactions contemplated thereby, (f) the relationship between Bank and Borrower pursuant to this Agreement and the other Loan Documents is and shall be solely that of creditor and debtor, respectively, (g) Bank is not and shall not be construed to be a partner, joint venturer, alter ego, trustee, fiduciary, manager, controlling person, or other business associate or participant of any kind of Borrower or any Guarantor, or any other Person, and (h) by entering into this Agreement, Bank shall not be deemed responsible to perform nor participate in acts, omissions or decisions of Borrower or any Guarantor.

    9.16 DISPUTE RESOLUTION.

         (a) MANDATORY ARBITRATION. Any controversy or claim between or among the parties hereto arising out of or relating to (i) this Agreement or the other Loan Documents ("Subject Documents"), (ii) any negotiations, correspondence or communications, whether or not incorporated or integrated into the Subject Documents, relating to the Subject Documents or any indebtedness evidenced thereby. or (iii) the administration or management of the Subject Documents or the Credit, and with respect to (i), (ii) and (iii) also including any such controversy or claim based on or arising out of an alleged tort, shall be determined by arbitration in accordance with Title 9 of the U.S. Code and the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") and the provisions of this Agreement; PROVIDED, HOWEVER, that unless Bank and all parties to the Subject Documents consent to such submission, this Section shall not apply to the extent that (i) such claim or controversy involves enforcement of any Subject Documents with respect to obligations which are incurred primarily for personal, family or household use; or (ii) and Subject Documents or any other obligations to Bank described in or covered by any of the Subject Documents are secured by real
property.   All statutes of limitation and waivers which would otherwise be applicable shall apply to any arbitration proceeding. Judgment upon the award rendered may be entered in any court having jurisdiction.

         (b)  JUDICIAL REFERENCE.   If the controversy or claim is not
submitted to arbitration as provided and limited in subparagraph (a), but becomes the subject of a judicial action, then the parties hereby consent to the jurisdiction of the Superior Court for the County of Los Angeles or the Federal District Court for the Central District of California. IN CONNECTION WITH SUCH JUDICIAL ACTION, THE PARTIES HEREBY EXPRESSLY, DELIBERATELY AND INTENTIONALLY WAIVE ANY RIGHT THEN MAY OTHERWISE HAVE TO TRIAL BY JURY OF SUCH CLAIM OR CONTROVERSY, UNLESS SUCH CLAIM OR CONTROVERSY INVOLVES THE ENFORCEMENT OF ANY SUBJECT DOCUMENT WITH RESPECT TO OBLIGATIONS WHICH ARE INCURRED PRIMARILY FOR PERSONAL, FAMILY OR HOUSEHOLD USE. In addition, any party may elect to have all decisions of fact and law determined by a referee in accordance with applicable state law. If such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The referee or presiding referee of the panel shall be an experienced attorney actively engaged in the practice of either commercial finance law or the collection of commercial loans, or shall be retired judge. Judgment upon the award rendered shall be entered in the court in which such proceeding was commenced.

         (c) PROVISIONAL REMEDIES, SELF-HELP, AND FORECLOSURE. No provision of, or the exercise of any rights shall limit the right of any party to exercise self help remedies such as setoff, to foreclose against any real or personal property collateral, or to obtain provisional or ancillary remedies, such as injunctive relief or the appointment of a receiver from a court having jurisdiction before, during, or after the pendency of any arbitration. At Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise or power of sale under the deed of trust or mortgage, or by judicial foreclosure. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies or exercise or self help remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration. The parties agree that the submission of any controversy or claim to arbitration under subparagraph (a), or the a referee under subparagraph (b), above, the granting or entry of any award in connection with such submission or the exercise of any provisional or self help remedy, including foreclosure of collateral, under this subparagraph (c) shall not be deemed to be an "Action" under California code of Civil Procedure, Section 726, or any other similar law or regulation.

         (d)  MISCELLANEOUS.  Any arbitration question arising under this
Section 9.16 shall be governed in accordance with Title 9 of the U.S. Code. The provisions of this Section 9.16 shall survive any termination, amendment, or expiration of the Subject Documents, unless the Bank and other parties otherwise expressly agree in writing. In the event of an dispute governed hereby, the party the arbitrator or referee determines is the prevailing party shall be entitled to have the other party or parties pay the expenses of the prevailing party, but subject to the award of the arbitrator or referee each party shall bear its own arbitrators' or referee's fees. In this regard the arbitrator or referee shall have the power to award recovery to such prevailing party of all costs and fees (including attorneys' fees and a reasonable allocation for the costs of Bank's in-house counsel), administrative fees, arbitrators' or referee's fees, and court costs, all as determined by the arbitrator hereunder shall be conducted in Los Angeles. In any arbitration or other proceeding held pursuant to this section, all oral or written communications between or among the parties hereto shall be deemed privileged for all purposes as if the parties had proceeded judicially.


                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
                            (Next page is signature page)

WITNESS the due execution hereof on the date set forth hereinabove.

BORROWER:

ARDEN GROUP, INC.:


By:
    ----------------------------
       Ernest T. Klinger
Title:         Vice President
       -----------------------

Address where notices to Borrower are to be sent:

ARDEN GROUP, INC.
2020 South Central Avenue
Compton, California 90220
Attention:   Ernest T. Klinger
             Chief Financial Officer
Telecopier:    (310) 631-0950
           ----------------------

BANK:

UNION BANK,
a California banking corporation

By:
     ----------------------------
Title:
     ----------------------------


By:
     ----------------------------
Title:
     ----------------------------

Address where notices to Bank are to be sent:

Long Beach Regional Office #290
400 Oceangate Blvd.
Long Beach, California 90802
Attention:   Gina Sweetman
             Vice President

Attention:
            ----------------------

            ----------------------
Telecopier:        (    )
            ----------------------

                                   SECOND AMENDMENT
                                  TO LOAN AGREEMENT


    THIS SECOND AMENDMENT TO LOAN AGREEMENT (this "Second Amendment") dated as of December 20, 1995, is made and entered into by and between ARDEN GROUP, INC. a Delaware corporation ("Borrower"), and UNION BANK, a California banking corporation ("Bank").


                                      RECITALS:

A. Borrower and Bank are parties to that certain Loan Agreement dated December 23, 1993, as amended by that certain First Amendment dated as of October 31, 1994 (as so amended, the "Agreement"), pursuant to which Bank agreed to extend the credit facilities to Borrower outlined therein in the aggregate principal amount at any one time outstanding not to exceed Nine Million Dollars ($9,000,000).

B. Borrower has requested that Bank agree (i) to extend the Revolving Termination Date from November 25, 1995 (with effect from and after that date) to November 29, 1996, (ii) to make available to Borrower a non-revolving line of credit providing for term loans in the aggregate principal amount not to exceed Ten Million Dollars ($10,000,000) and (iii) to amend the Agreement in certain other respects.

C. Bank is willing to so amend the Agreement, but subject to the terms and conditions of this Second amendment.


                                      AGREEMENT:

        In consideration of the above recitals and of the mutual covenants and conditions contained herein, Borrower and Bank agree as follows:

1. DEFINED TERMS. Initially capitalized terms used herein which are not otherwise defined shall have the meanings assigned thereto in the Agreement.

2.  AMENDMENTS TO SECTION 1 OF THE AGREEMENT.

    (a) The introductory paragraph of the Agreement is hereby amended by substituting the amount of "Nineteen Million Dollars ($19,000,000)" for the amount "Nine Million Dollars ($9,000,000)" appearing in the seventh line thereof.

    (b) The definition of "BANK EXPENSES" appearing in Section 1 of the Agreement is hereby amended by (i) deleting the words ", or in gaining possession of, maintaining, handling, preserving, storing, shipping, appraising, selling, preparing for sale and/or advertising to sell the Collateral, whether or not a sale is consummated" appearing in the seventh through eleventh lines thereof and (ii) deleting the words "and be secured by the Collateral" in the twenty-first and twenty-second lines thereof.

    (c) The definition of "DEFAULT" appearing in Section 1 of the Agreement is hereby amended by substituting the reference "Section 7" for the reference "Section 8" appearing therein.

    (d) Section 1 of the Agreement is hereby amended by adding the new terms "EQUIPMENT LOAN COMMITMENT TERMINATION DATE", "EQUIPMENT LOAN", "EQUIPMENT LOANS", "EQUIPMENT NOTE", "EQUIPMENT NOTES" and "EQUIPMENT LOAN COMMITMENT" thereto in the appropriate alphabetical order, which new terms shall be defined as follows:

    " 'EQUIPMENT LOAN COMMITMENT TERMINATION DATE', 'EQUIPMENT LOAN', 'EQUIPMENT LOANS', 'EQUIPMENT NOTE', 'EQUIPMENT NOTES' and 'EQUIPMENT LOAN COMMITMENT' shall have the meanings set forth in Section 2A.1 hereof."

    (e) The definitions of "GUARANTIES" and "GUARANTY" appearing in Section 1 of the Agreement are hereby amended to read in full as follows:

    " 'GUARANTIES' and 'GUARANTY' shall mean, respectively, (a) those certain Continuing Guaranties dated as of the Second Amendment Effective Date, executed by Guarantors, pursuant to which Guarantors shall guarantee the payment by Borrower of the Obligations and (b) any one of such Guaranties."

    (f) The definition of "LOAN DOCUMENTS" appearing in Section 1 of the Agreement is hereby amended to read in full as follows:

    " 'LOAN DOCUMENTS' shall mean and include this Agreement, the Notes, the Guaranties, and all other documents, instruments and agreements delivered to Bank in connection with this Agreement."

    (g) The definitions of "NOTES" and "NOTES" appearing in Section 1 of the Agreement are hereby amended to read in full as follows:

    "'NOTES' and 'NOTE' shall mean, respectively, (a) the Revolving Note and the Equipment Notes and (b) any one of such Notes."

    (h) Section 1 of the Agreement is hereby amended by adding the new terms "SECOND AMENDMENT" and "SECOND AMENDMENT EFFECTIVE DATE" thereto in the appropriate alphabetical order, which new terms shall be defined as follows:

    " 'SECOND AMENDMENT' shall mean that certain Second Amendment to this Agreement, dated as of December 20, 1995, by and between Borrower and Bank."

    " 'SECOND AMENDMENT EFFECTIVE DATE' shall mean the date by which each of the conditions precedent set forth in Section 9 of the Fourth amendment has been satisfied."

3.  AMENDMENTS TO SECTION 2 OF THE AGREEMENT.

    (a) Section 2.1A of the Agreement is hereby amended by substituting the date "November 29, 1996" for the date "November 30, 1995" appearing in the second line thereof.

    (b) Section 2.1A of the Agreement is hereby further amended by substituting the words "Commercial Portfolio Administration" for the words "Long Beach Regional Office" appearing in the nineteenth line thereof.

    (c) Section 2.1.1.1 of the Agreement is hereby amended by substituting the word "Potential" for the word "Unmatured" in the fourth line thereof.

    (d) Section 2 of the Agreement is hereby amended by adding a new Section 2A.1 after Section 2.1 thereof, which new Section 2A.1 shall read in full as follows:

    "2A.1  EQUIPMENT LOAN COMMITMENT"

         A. TERMS. Subject to the terms and conditions hereof, between the Second Amendment Effective Date and November 29, 1996 (the 'Equipment Loan Commitment Termination Date'), so long as no Default or Potential Default has occurred and is continuing, Bank shall extend to Borrower such loans (each, an 'Equipment Loan' and collectively, the 'Equipment Loans') as Borrower may request from time to time in an aggregate principal amount not exceeding Ten Million Dollars ($10,000,000) (the 'Equipment Loan Commitment'). Within the limits of time and amount set forth in this Section 2A.1, Borrower may borrow and repay, but once repaid may not reborrow, Equipment Loans in amounts of not less than One Million Dollars ($1,000,000) each upon, in the case of borrowing, giving Bank notice as set forth below of the principal amount Borrower intends to borrow. Borrower authorizes Bank to make Equipment Loans based upon telephonic notice or upon such other instructions as Bank receives from anyone purporting to be an authorized representative of Borrower, received within the times stipulated in the applicable Equipment Note. Such notice shall be given to any of Bank's commercial banking officer's at Bank's Lending Office and shall be irrevocable. Unless otherwise directed by Borrower in the disbursement instructions for a particular Equipment Loan, Bank will disburse the proceeds of each Equipment Loan by crediting borrower's general depository account number 290203056 (or successor account) at Bank's Lending Office. Borrower agrees to use the proceeds of the Equipment Loans only to acquire new fixtures and equipment for Borrower's supermarkets.

         B. EQUIPMENT NOTES. Each Equipment Loan shall be evidenced by, bear interest at the rate(s) provided for in, and be payable or prepayable, as the case may be, in accordance with the terms of a promissory note in form and substance satisfactory to, and issued by Borrower in favor of, Bank (individually, an 'Equipment Note' and collectively, the 'Equipment Notes'). Borrower's obligations with respect to each Equipment Loan, the interest rate(s) applicable to such Equipment Loan (and if a fixed rate, the period for which the fixed rate is applicable), and the date such Equipment Loan was made and payments thereon received by Bank shall be evidenced by entries made by Bank in its books and records or on a schedule on the back of or affixed to the Equipment Note evidencing such Equipment Loan, which entries shall constitute PRIMA FACIE evidence of the matters noted. Bank's failure to make such entries, however, shall not affect, impair or diminish Borrower's obligation to repay the Equipment Loans, together with interest as provided for in the corresponding Equipment Notes."

4.  AMENDMENTS TO SECTION 3 OF THE AGREEMENT.

    (a) Section 3.1A of the Agreement is hereby amended by substituting the reference "Section 2.1B" for the reference "Section 2B" appearing in the second line thereof.

    (b) Section 3.1F of the Agreement is hereby amended by substituting the amount "Twenty Million Dollars ($20,000, 000)" for the amount "Nine Million Dollars ($9,000,000)" appearing in the third line thereof.

    (c)  Section 3 of the Agreement is hereby further amended by adding a new
Section 3A.1 thereto, which shall read in full as follows:

    "3A.1 TO EACH EQUIPMENT LOAN. Before Bank is obligated to make any Equipment Loan hereunder, Bank must have received all of the following, each of which must be in form and substance satisfactory to Bank:

         A.   EQUIPMENT NOTE.   An original, duly executed Equipment Note
required pursuant to Section 2A.1B;

         B. AUTHORIZATION. An Authorization on Bank's form therefor, duly executed by Borrower, authorizing Bank to disburse the proceeds of the Equipment Loan as provided herein;

         C. ARBITRATION AGREEMENT. An Arbitration Agreement on Bank's form therefor and relating to the Equipment Note, duly executed by Borrower; and

         D. OTHER DOCUMENTS. Such other documents, instruments or agreements as Bank may reasonable deem necessary."

5. AMENDMENT TO SECTION 4 OF THE AGREEMENT. Section 4.10 of the Agreement is hereby amended to read in full as follows:

    "O. OTHER CREDITORS. Except for trade payables arising in the ordinary course of Borrower's business and except as disclosed in the Financial Statement, Borrower does not have (i) any obligation or liability (including, without limitation, pending litigation) which would materially and adversely affect its business operations, (ii) any Indebtedness other than the Credit and a $3,000,000 line of credit with City National Bank and (iii) any obligation under any guaranty of any obligations or any other Person."

6. AMENDMENT TO SECTION 5 OF THE AGREEMENT. Section 5.2 of the Agreement is hereby amended by substituting the amount "Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000)" for the amount "Forty-Seven Million Five Hundred Thousand Dollars ($47,500,000)" appearing in the second and third lines thereof.

7. AMENDMENT TO SECTION 5 OF THE AGREEMENT. Section 6.2 of the Agreement is hereby amended to read in full as follows:

    "6.2 OTHER INDEBTEDNESS. Sell or discount any of its accounts or notes receivable or other evidence of Indebtedness owed to it except to Bank; borrow any money, incur, assume or permit to exist, directly or indirectly, any liabilities for borrowed money, or prepay any existing Indebtedness owing to any Person, except (a) Obligations to Bank, (b) obligations currently shown on Borrower's Financial Statement referred to in Section 4.1G hereof, (c) trade debt incurred in the ordinary course of business (d) a $3,000,000 line of credit with City National Bank and (e) pursuant to written agreements made with and approved by Bank."

8. OTHER AMENDMENTS TO THE AGREEMENT. Bank's address for notices appearing on the signature page of the Agreement is hereby amended to read in full as follows:

"Union Bank
Commercial Portfolio Administration
445 South Figueroa Street, 16th Floor
Los Angeles, California 90071
Attention:  Jesus Serrano
            Vice President
Telecopier:  (213) 236-7638

9. EFFECTIVENESS OF THIS SECOND AMENDMENT. This Second Amendment shall become effective as of the date hereof when, and only when, Bank shall have received all of the following, in form and substance satisfactory to Bank:

    (a)  A counterpart of this Second Amendment, duly executed by Borrower;

    (b)  A replacement Revolving Note, duly executed by Borrower;

    (c) An Authorization on Bank's form therefor, duly executed by Borrower, authorizing Bank to disburse the proceeds of the Revolving Loan as provided for in the Agreement;

    (d) An Arbitration Agreement on Bank's form therefor and relating to the replacement Revolving Note, duly executed by Borrower;

    (e)  The Guaranties, executed by Guarantors; and

    (f) Such other documents, instruments or agreements as Bank may reasonably deem necessary.

10. RATIFICATION.

    (a) Except as specifically amended hereinabove, the Agreement shall remain in full force and effect and is hereby ratified and confirmed; and

    (b) Upon the effectiveness of this Second Amendment, each reference in the Agreement to "this Agreement", "hereunder", "herein", "hereof" or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Second Amendment and each reference in the Agreement to the "Revolving Note" or words of like import referring to the Revolving Note shall mean and be a reference to the replacement Revolving Note issued pursuant to this Second Amendment.

11. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants as follows:

    (a) Each of the representations and warranties contained in Section 4 of the Agreement, as amended hereby, is hereby reaffirmed as of the date hereof, each as if set forth herein;

    (b) The execution, delivery and performance of this Second Amendment are within Borrower's corporate powers, have been duly authorized by all necessary corporate action, have received all necessary approvals, if any, and do not contravene any law or any contractual restriction binding on Borrower.

    (c) This Second Amendment is, and the replacement Revolving Note when delivered for value received will be, the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms; and

    (d) No event has occurred and is continuing or would result from this Second Amendment which constitutes an Event of Default under the Agreement, or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

12. GOVERNING LAW. This Second Amendment shall be deemed a contract under and subject to, and shall be construed for all purposes and in accordance with, the laws of the State of California.

13. COUNTERPARTS. This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

WITNESS the due execution hereof as of the date first above written.

                                            ARDEN GROUP, INC.

                                            By:
                                               --------------------------------
                                            Title:
                                                  -----------------------------



                                            UNION BANK

                                            By:
                                               --------------------------------
                                            Title:
                                                  -----------------------------

                                   THIRD AMENDMENT
                                  TO LOAN AGREEMENT


    THIS THIRD AMENDMENT TO LOAN AGREEMENT (this "Third Amendment") dated as of December 18, 1996, is made and entered into by and between ARDEN GROUP, INC. a Delaware corporation ("Borrower"), and UNION BANK OF CALIFORNIA, N.A. ("Bank").


                                      RECITALS:

A. Borrower and Bank are parties to that certain Loan Agreement dated December 23, 1993, as amended by that certain First Amendment dated as of October 31, 1994, Second Amendment dated as of December 20, 1995 (as so amended, the "Agreement"), pursuant to which Bank agreed to extend the credit facilities to Borrower outlined therein in the aggregate principal amount at any one time outstanding not to exceed Nineteen Million Dollars ($19,000,000).

B. Borrower has requested that Bank agree (i) to extend the Revolving Termination Date from November 29, 1996 (with effect from and after that date) to January 15, 1997, (ii) to extend the Equipment Loan Commitment Termination Date from November 29, 1996 (with effect from and after that date) to January 15, 1997 and (iii) to amend the Agreement in certain other respects.

C. Bank is willing to so amend the Agreement, but subject to the terms and conditions of this Third amendment.


                                      AGREEMENT:

In consideration of the above recitals and of the mutual covenants and conditions contained herein, Borrower and Bank agree as follows:

1. DEFINED TERMS. Initially capitalized terms used herein which are not otherwise defined shall have the meanings assigned thereto in the Agreement.

2.  AMENDMENTS TO SECTION 1 OF THE AGREEMENT.

    (a) Section 1 of the Agreement is hereby amended by adding the new terms "THIRD AMENDMENT" and "THIRD AMENDMENT EFFECTIVE DATE" thereto in the appropriate alphabetical order, which new terms shall be defined as follows:

    "'THIRD AMENDMENT' shall mean that certain Third Amendment to this Agreement, dated as of December 18, 1996, by and between Borrower and Bank."

    "THIRD AMENDMENT EFFECTIVE DATE' shall mean the date by which each of the conditions precedent set forth in Section 5 of the Third amendment has been satisfied."

3.  AMENDMENTS TO SECTION 2 OF THE AGREEMENT.

    (a) Section 2.1A of the Agreement is hereby amended by substituting the date "January 15, 1997" for the date "November 29, 1996" appearing in the second line thereof.

    (b) Section 2A.1 of the Agreement is hereby amended by substituting the date "January 15, 1997" for the date "November 29, 1996" appearing in the second line thereof.

4.  AMENDMENTS TO SECTION 3 OF THE AGREEMENT.

    (a) Section 3A.1 C. of the Agreement is hereby amended by substituting the "Alternative Dispute Resolution Agreement" for the "Arbitration Agreement" appearing therein.

5. EFFECTIVENESS OF THIS THIRD AMENDMENT. This Third Amendment shall become effective as of the date hereof when, and only when, Bank shall have received all of the following, in form and substance satisfactory to Bank:

    (a)  A counterpart of this Third Amendment, duly executed by Borrower;

    (b)  A replacement Revolving Note, duly executed by Borrower;

    (c) An Authorization on Bank's form therefor, duly executed by Borrower, authorizing Bank to disburse the proceeds of the Revolving Loan as provided for in the Agreement;

    (d) An Alternative Dispute Resolution Agreement on Bank's form therefor and relating to the replacement Revolving Note, duly executed by Borrower;

    (e) Such other documents, instruments or agreements as Bank may reasonably deem necessary.

6.  RATIFICATION.

    (a) Except as specifically amended hereinabove, the Agreement shall remain in full force and effect and is hereby ratified and confirmed; and

    (b) Upon the effectiveness of this Third Amendment, each reference in the Agreement to "this Agreement", "hereunder", "herein", "hereof" or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Third Amendment and each reference in the Agreement to the "Revolving Note" or words of like import referring to the Revolving Note shall mean and be a reference to the replacement Revolving Note issued pursuant to this Third Amendment.

7. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants as follows:

    (a) Each of the representations and warranties contained in Section 4 of the Agreement, as amended hereby, is hereby reaffirmed as of the date hereof, each as if set forth herein;

    (b) The execution, delivery and performance of this Third Amendment are within Borrower's corporate powers, have been duly authorized by all necessary corporate action, have received all necessary approvals, if any, and do not contravene any law or any contractual restriction binding on Borrower.

    (c) This Third Amendment is, and the replacement Revolving Note when delivered for value received will be, the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms; and

    (d) No event has occurred and is continuing or would result from this Third Amendment which constitutes and Event of Default under the Agreement, or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

8. GOVERNING LAW. This Third Amendment shall be deemed a contract under and subject to, and shall be construed for all purposes and in accordance with, the laws of the State of California.

9. COUNTERPARTS. This Third Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

WITNESS the due execution hereof as of the date first above written.

ARDEN GROUP, INC.

By:
   ---------------------------
Title:
      ------------------------



UNION BANK OF CALIFORNIA, N.A.

By:
   ---------------------------
Title:
      ------------------------

                                   FOURTH AMENDMENT
                                  TO LOAN AGREEMENT


    THIS FOURTH AMENDMENT TO LOAN AGREEMENT (this "Fourth Amendment") dated as of January 13, 1997, is made and entered into by and between ARDEN GROUP, INC. a Delaware corporation ("Borrower"), and UNION BANK OF CALIFORNIA, N.A. ("Bank").


                                      RECITALS:

A. Borrower and Bank are parties to that certain Loan Agreement dated December 23, 1993, as amended by that certain First Amendment dated as of October 31, 1994, Second Amendment dated as of December 20, 1995 and Third Amendment dated December 18, 1996 (as so amended, the "Agreement"), pursuant to which Bank agreed to extend the credit facilities to Borrower outlined therein in the aggregate principal amount at any one time outstanding not to exceed Nineteen Million Dollars ($19,000,000).

B. Borrower has requested that Bank agree (i) to extend the Revolving Termination Date from January 15, 1997 (with effect from and after that date) to April 30, 1998, (ii) to extend the Equipment Loan Commitment Termination Date from January 15, 1997 (with effect from and after that date) to April 30, 1998 and (iii) to amend the Agreement in certain other respects.

C. Bank is willing to so amend the Agreement, but subject to the terms and conditions of this Fourth amendment.


                                      AGREEMENT:

In consideration of the above recitals and of the mutual covenants and conditions contained herein, Borrower and Bank agree as follows:

1. DEFINED TERMS. Initially capitalized terms used herein which are not otherwise defined shall have the meanings assigned thereto in the Agreement.

2.  AMENDMENTS TO SECTION 1 OF THE AGREEMENT.

    (a) Section 1 of the Agreement is hereby amended by adding the new terms "FOURTH AMENDMENT" and "FOURTH AMENDMENT EFFECTIVE DATE" thereto in the appropriate alphabetical order, which new terms shall be defined as follows:

    "'FOURTH AMENDMENT' shall mean that certain Fourth Amendment to this Agreement, dated as of January 13, 1997, by and between Borrower and Bank."

    "FOURTH AMENDMENT EFFECTIVE DATE' shall mean the date by which each of the conditions precedent set forth in Section 4 of the Fourth amendment has been satisfied."

3.  AMENDMENTS TO SECTION 2 OF THE AGREEMENT.

    (a) Section 2.1A of the Agreement is hereby amended by substituting the date "April 30, 1998" for the date "January 15, 1997" appearing in the second line thereof.

    (b) Section 2A.1 of the Agreement is hereby amended by substituting the date "April 30, 1998" for the date "January 15, 1997" appearing in the second line thereof.

4. EFFECTIVENESS OF THIS FOURTH AMENDMENT. This Fourth Amendment shall become effective as of the date hereof when, and only when, Bank shall have received all of the following, in form and substance satisfactory to Bank:

    (a)  A counterpart of this Fourth Amendment, duly executed by Borrower;

    (b)  A replacement Revolving Note, duly executed by Borrower;

    (c) An Authorization on Bank's form therefor, duly executed by Borrower, authorizing Bank to disburse the proceeds of the Revolving Loan as provided for in the Agreement;

    (d) An Alternative Dispute Resolution Agreement on Bank's form therefor and relating to the replacement Revolving Note, duly executed by Borrower;

    (e) Such other documents, instruments or agreements as Bank may reasonably deem necessary.

5.  RATIFICATION.

    (a) Except as specifically amended hereinabove, the Agreement shall remain in full force and effect and is hereby ratified and confirmed; and

    (b) Upon the effectiveness of this Fourth Amendment, each reference in the Agreement to "this Agreement", "hereunder", "herein", "hereof" or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Fourth Amendment and each reference in the Agreement to the "Revolving Note" or words of like import referring to the Revolving Note shall mean and be a reference to the replacement Revolving Note issued pursuant to this Fourth Amendment.

6. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants as follows:

    (a) Each of the representations and warranties contained in Section 4 of the Agreement, as amended hereby, is hereby reaffirmed as of the date hereof, each as if set forth herein;

    (b) The execution, delivery and performance of this Fourth Amendment are within Borrower's corporate powers, have been duly authorized by all necessary corporate action, have received all necessary approvals, if any, and do not contravene any law or any contractual restriction binding on Borrower.

    (c) This Fourth Amendment is, and the replacement Revolving Note when delivered for value received will be, the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms; and

    (d) No event has occurred and is continuing or would result from this Fourth Amendment which constitutes and Event of Default under the Agreement, or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

7. GOVERNING LAW. This Fourth Amendment shall be deemed a contract under and subject to, and shall be construed for all purposes and in accordance with, the laws of the State of California.

8. COUNTERPARTS. This Fourth Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

WITNESS the due execution hereof as of the date first above written.

ARDEN GROUP, INC.

By:
   ---------------------------
Title:
      ------------------------



UNION BANK OF CALIFORNIA, N.A.

By:
   ---------------------------
Title:
      ------------------------